Exhibit 99.1

July 20, 2012

Dear Shareholders,

Please find below the El Gallo Complex development update and the McEwen Mining community story.

Key development highlights over the past two weeks are:

•                                 Crushers commissioned

•                                 Initial crushed mineralization being placed on the heap leach pad

•                                 Heap leach pad expansion nears completion

•                                 Installation of electro-winning cells complete

To view the El Gallo Development Photo Update, please click here.

To view the McEwen Mining Community Story, please click here.

For further information contact:
Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 181 Bay Street Suite 4750 Toronto ON M5J 2T3 P.O. Box 792 E-mail: info@mcewenmining.com

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MCEWENMINING MUX School Teacher and Mother of Two Becomes Country Manager of Mexico “At McEwen Mining, one has an opportunity to climb the ladder based on skills and work quality. I thank Rob and the Management Team for allowing me to show my best and hence be able to provide more for my family,” said Euridice Gonzales, Country Manager, Mexico. Euridice Gonzalez Country Manager, Mexico - McEwen Mining Euridice Gonzales stands just over five feet tall, yet her enthusiasm and driven personality makes her stand much taller to the challenges at our El Gallo Complex (our up-and-coming mine) in Sinaloa state, Mexico. As our newly minted Country Manager, Mexico, Euridice is one of only a handful of women in senior leadership positions in the Mexican mining sector. At McEwen Mining she is responsible for key issues at El Gallo including hiring, operation cost management, safety, and relationships with the community and government, tax, permitting and the list goes on and on. This year is her tenth year with McEwen Mining and our predecessor companies. Her story is just one of many stories of long-term employees who have helped our company grow and in turn have grown with us. In 2001, Euridice, a school-teacher with 2 daughters, saw McEwen Mining’s job posting for a Process Assistant published in a local newspaper. The job required both computer skills and good grasp of the English language—both of which she had (we quickly discovered that the skills of a teacher can also be invaluable when managing people at a mine site). A quickly emerging sector in Mexico, Euridice realized that the mining and mineral exploration sector could offer her rapid career growth and opportunities not previously available. Without any experience in the industry, Euridice decided to take a chance and drive directly to the mine site. Upon arrival, the Human Resource Manager explained that working for McEwen Mining would not be easy, considering the mine is completely isolated from the city, and takes 60 minutes to reach by road. During the interview, Euridice also learned that the company offered opportunity for advancement, based on skills and job performance of the employee. Euridice quickly accepted her first position with McEwen Mining as Process Assistant. Looking back at her 10-year journey, Euridice has done it all. She started by translating reports into English and managing documents at the mine, she progressed to assisting the geologists in map preparation and assay lab information gathering. Next, Euridice had the opportunity to support the warehouse by monitoring stock levels and costs of supplies such as diesel, cyanide, lime, oils, gases, etc. Once she had the warehouse under control, Euridice was assigned to prepare the daily lab reports for the McEwen Mining headquarters. Finally, as an Internal General Manager, Euridice got involved with mining permits, taxes, salaries, machinery maintenance, organization of the mine and relations with the communities. Euridice’s excellent performance in every aspect of the business, has allowed her to develop the necessary skills and knowledge to be appointed Country Manager, Mexico. At McEwen Mining we are proud that our management team, regardless of experience or education, each have significant exposure to numerous aspects of our business. It is how we learn to appreciate the big picture. McEwen Mining is thrilled to have Ms. Gonzales as part of its Management Team. Her hard work and dedication have contributed to her success (and in turn ours). McEwen Mining’s corporate philosophy is to challenge and reward devoted employees like Euridice. We are proud to share this story about a teacher from a small Mexican town who took a leap of faith and worked hard to successfully become Country Manager with McEwen Mining. Email us at jobs@ mcewenmining.com if you are interested in taking on the challenge. MCEWENMINING MUX www.mcewenmining.com | 1.866.441.0690 | info@mcewenmining.com

MUX El Gallo Complex Development Photo Update July 20, 2012 MCEWEN MINING

2 Crushing Plant Assembly 1 - Cone Crushers 2 - Vibrating Screens 3 - Lime Silo 4 - Stackers 4 3 2 1

3 Commissioning the crushers.

4 Commissioning the crushers and stockpiling mineralization for processing.

5 Loading material for heap leach pad.

6 Loading material for heap leach pad.

7 Heap leach pad expansion.

8 Heap leach pad expansion nearly complete.

9 Mining at Samanegio open pit continues.

10 Installation of electro-winning cells complete.

11 New fence around process ponds.

12 Assay lab expansion.

MUX For further information please contact: Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 x 410 Toll Free: (866) 441- 0690 Fax: (647) 258-0408 Email: info@mcewenmining.com MCEWEN MINING